EXHIBIT 10.61

June 21, 2011

Dr. Ron Cohen
246 Harriman Road
Irvington, NY 10533

Re:	Amendment to August 11, 2002, Employment Agreement

Dear Ron:
This letter serves as an amendment to your letter agreement, dated August 11, 2002, and amended September 26, 2005, May 10, 2007, and December 28, 2007 with Acorda Therapeutics, Inc. (the “Agreement”), in accordance with paragraph 9(b) of the Agreement.  The purpose of this amendment is to modify the amount of certain of your severance benefits in the event your employment is terminated by the Company without “Cause” or by you with “Good Reason”, as such terms are defined in the Agreement.  Specifically, the Agreement is amended as follows, effective as of the date executed by you as indicated below:

A.
Termination by the Company Without Cause, or Voluntary Termination by You With Good Reason – Severance Period.  The first sentence in Paragraph 6(c)(i) is amended and restated in its entirety to read as follows:

The Company shall pay you a single lump sum payment equal to the base salary you would have received during the twenty-four-month period immediately following the date of your termination (the “Severance Period”) had your employment not terminated.

B.
Termination by the Company Without Cause, or Voluntary Termination by You With Good Reason -- Bonus.  The first sentence in Paragraph 6(c)(ii) is amended and restated in its entirety to read as follows:

The Company shall also pay you a bonus equal to the last annual bonus you received (the “Prior Bonus”) multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365, provided that if such termination occurs after a Change in Control, the amount of the bonus paid to you under this Paragraph 6(c)(ii) shall be two times the larger of (A) the Prior Bonus and (b) the target annual bonus for the year in which the termination occurs.

Except as provided in this letter, the Agreement remains in full force and effect.  If this amendment is acceptable, please sign and date the copy of this letter provided herewith and return it to me at your earliest convenience.

Sincerely,

Acorda Therapeutics, Inc.

By: /s/David Lawrence
                            David Lawrence
                            Chief Financial Officer

Agreed to and Accepted:

By:/s/Ron Cohen
 Dr. Ron Cohen

Date: 6/21/11